EXHIBIT 10.2

AMENDMENT NUMBER NINE TO CREDIT AGREEMENT

This Amendment Number Nine to Credit Agreement (“Amendment”) is entered into as of November 15, 2010, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO CAPITAL FINANCE, INC., a California corporation, formerly known as Wells Fargo Foothill, Inc., as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), on the one hand, and TELTRONICS, INC., a Delaware corporation (“Borrower”), on the other hand, with reference to the following facts:

A.    Borrower, Agent, and Lenders have previously entered into that certain Credit Agreement, dated as of May 31, 2007 (as amended and modified, from time to time, the “Agreement”).

B.    Borrower has requested that Agent and Lenders make certain amendments to the Agreement as provided for and on the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and supplement the Agreement as follows:

1.    DEFINITIONS.  All initially capitalized terms used in this Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.

2.    AMENDMENTS.

(a)    The principal amortization set forth in the table under Section 2.2 (Term Loan) of the Agreement is hereby amended by deleting such table in its entirety and replacing it with the following:

Date	Installment Amount
July 1, 2007 and the first day of each month thereafter through and including October 1, 2010	$97,366.67
February 1, 2011 and the first day of each month thereafter	$116,855.00

(b)    Clause (a) of Section 6.16 (Minimum EBITDA) of the Agreement is hereby amended by deleting the financial covenants for October 31, 2010 through December 31, 2010 set forth therein in their entirety and replacing them with the following for such months:

Required Amount	Applicable Period
Not Applicable	For the 12 month period ending 10/31/10
Not Applicable	For the 12 month period ending 11/30/10
Not Applicable	For the 12 month period ending 12/31/10

(c)    Clause (e) of Section 6.16 (Minimum Total Sales) of the Agreement is hereby amended by deleting such clause in its entirety and replacing it with the following:

(e)           Minimum Total Billings. Fail to achieve Total Billings, measured on a bi-weekly basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Required Amount	Period Ending
$200,000	For the 2 week period ending 11/26/10
$1,000,000	For the 4 week period ending 12/10/10
$1,950,000	For the 6 week period ending 12/24/10
$2,150,000	For the 8 month period ending 1/7/10
$2,300,000	For the 10 week period ending 1/21/11

Minimum Total Billings for the applicable period in any fiscal year commencing with fiscal year 2011 shall be determined by Agent, based upon the latest Projections for such fiscal year delivered to Agent in accordance with Section 5.3.  Such Projections must credibly reflect expected performance by Borrower in each such period of such fiscal year and shall otherwise be satisfactory to Agent in its reasonable credit judgment.

(d)    The definition of “Borrowing Base” set forth in Schedule 1.1 to the Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“Borrowing Base” means, as of any date of determination, the result of:

(a)           the lesser of:

(i)           85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, and

(ii)           an amount equal to Borrower’s Collections with respect to Accounts for the collection period set forth in the following table for the weekly period ending on the date set forth opposite thereto, plus

Week Ending	Collection Period
November 19, 2010	For the immediately preceding 55 day period
November 26, 2010	For the immediately preceding 55 day period
December 3, 2010	For the immediately preceding 65 day period
December 12, 2010	For the immediately preceding 65 day period
December 17, 2010	For the immediately preceding 65 day period

December 24, 2010	For the immediately preceding 65 day period
December 31, 2010	For the immediately preceding 65 day period
January 7, 2010	For the immediately preceding 55 day period
January 14, 2010 and for each day thereafter	For the immediately preceding 55 day period

(b)           the lower of:

(i)           $1,000,000, and

(ii)           15% of the value of Inventory valued at cost, plus

(c)           solely during the Overadvance Period, the aggregate amount of Limited Overadvances outstanding at any given time in an amount not to exceed the Overadvance Limit (as such terms are defined in Amendment Number Nine to Credit Agreement), minus

    (d)           the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).

(e)    The definition of “Eligible Accounts” set forth in Schedule 1.1 to the Agreement is hereby amended by deleting subparagraph (a) therefrom in its entirety and replacing it with the following:

(a)           Accounts that the Account Debtor has failed to pay within 90 days (120 days if the Account Debtor is either the New York City Board of Education or the New York City Department of Corrections, or their respective Affiliates) of original invoice date or Accounts with selling terms of more than 60 days; provided, however, notwithstanding the foregoing, solely during the period commencing on the Effective Date (as such term is defined in Amendment Number Nine to Credit Agreement) and ending on January 31, 2011, up to $600,000 of Accounts owed by the New York City Board of Education and the New York City Department of Corrections, and their respective Affiliates, not otherwise fulfilling the terms in this subparagraph (a) shall be considered Eligible Accounts so long as such Accounts (x) have selling terms of 60 days or less, (y) are no older than 180 days from their invoice date, and (z) meet all other eligibility criteria set forth in this definition,

(f)    The definition of “Total Sales” set forth in Schedule 1.1 to the Agreement is hereby deleted in its entirety without replacement.  Schedule 1.1 to the Agreement is hereby amended by adding the following new definition thereto in proper alphabetical order:

“Total Billings” mean, with respect to any period of measurement, Borrower’s consolidated total Accounts invoiced during such period.

(g)    Exhibit B-1 (form of Borrowing Base Certificate) currently attached to the Agreement is hereby amended by deleting such exhibit in its entirety and replacing it with Exhibit B-1 attached hereto.

3.    LIMITED OVERADVANCES.

(a)    Borrower has requested that Lenders make Advances during the Overadvance Period (as defined below) in excess of the Borrowing Base less the Letter of Credit Usage (such Advances in excess of the Borrowing Base less the Letter of Credit Usage, each a “Limited Overadvance” and collectively, the “Limited Overadvances”).  Each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make such Lender’s Pro Rata Share of the Limited Overadvances on the following terms and conditions:

(1)    Limited Overadvances may only be made: (i) during the period commencing on the Effective Date (as defined below) and ending on the earliest of (x) the occurrence of an Event of Default, or (y) January 31, 2011 (the “Overadvance Period”); and (ii) subject to all of the other terms and conditions of the Credit Agreement (other than the limitation on the aggregate outstanding amount of the Advances set forth in clause (ii) of Section 2.1(a) of the Agreement);

(2)    The outstanding balance of all Limited Overadvances must be repaid in full by the last day of the Overadvance Period or, if earlier, on the date on which all Advances are declared due and payable pursuant to the terms of the Agreement;

(3)    The aggregate amount of Limited Overadvances outstanding at any given time may not exceed $500,000 (the “Overadvance Limit”);

(4)    So long as the Overadvance Period is in effect, Lenders waive the requirement in Section 2.5 of the Credit Agreement regarding payment of Overadvances, but only to the extent of the Limited Overadvance Amount;

(5)    The extension of the Limited Overadvances shall not cause the outstanding Revolver Usage (including the Limited Overadvances) to exceed the Maximum Revolver Amount and, while any Limited Overadvance remains outstanding, at no time shall any Advance be requested or made which would cause the outstanding Revolver Usage (including the Limited Overadvances) to exceed the Maximum Revolver Amount; and

(b)    Borrower acknowledges and agrees that: (i) the Limited Overadvances shall be deemed Advances under the Agreement; (ii) the Limited Overadvances and interest accruing thereon constitute part of the Obligations under the Agreement, are secured by the Collateral, and, except as expressly provided herein, are governed by all of the terms and conditions of the Agreement; and (iii) the amount of Limited Overadvances available to Borrower shall not be considered when calculating “Excess Availability” under the Agreement.

4.    [RESERVED].

5.    REPRESENTATIONS AND WARRANTIES.  Borrower hereby affirms to Agent and Lenders that all of Borrower’s representations and warranties set forth in the Agreement are true, complete and accurate in all respects as of the date hereof.

6.    NO DEFAULTS.  Borrower hereby affirms to Agent and Lenders that no Event of Default has occurred and is continuing as of the date hereof.

7.    CONDITIONS PRECEDENT.  The effectiveness of this Amendment is hereby conditioned upon receipt by Agent of (i) a copy of this Amendment duly executed by each party hereto, (ii) a copy of the Fourth Amended and Restated Fee Letter of even date herewith duly executed by each party thereto, and (iii) a copy of the Side Letter Agreement of even date herewith duly executed by each party thereto, each in form and substance satisfactory to Agent.  The date upon which such conditions precedent are fully satisfied is referred to herein as the “Effective Date”.

8. REAFFIRMATION.  Borrower hereby acknowledges and reaffirms (i) all of its obligations and duties under the Loan Documents, and (ii) that the Agent, for the ratable benefit of the Lender Group, has and shall continue to have valid, perfected Liens in the Collateral as provided in Section 5.2(d) of the Security Agreement.

9.    COSTS AND EXPENSES.  Borrower shall pay to Agent and Lenders all of Agent’s and Lenders’ out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses, and other fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents.

10.     LIMITED EFFECT. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern.  In all other respects, the Agreement, as amended and supplemented hereby, shall remain in full force and effect.

11.    GENERAL RELEASE.  IN CONSIDERATION OF AGENT AND LENDERS AGREEING TO ENTER INTO THIS AMENDMENT AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, BORROWER HEREBY RELEASES AND DISCHARGES AGENT AND LENDERS, THEIR AGENTS, REPRESENTATIVES, OFFICERS, DIRECTORS, AND ASSIGNS, FROM ANY AND ALL CLAIMS, LIABILITIES, RIGHTS AND OBLIGATIONS, OF ANY NATURE WHATSOEVER, WHETHER SOUNDING IN TORT OR CONTRACT, ARISING PRIOR TO THE DATE HEREOF RELATING TO THE OBLIGATIONS, THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY. THIS RELEASE SHALL BE EFFECTIVE NOTWITHSTANDING, AND BORROWER HEREBY WAIVES ANY AND ALL RIGHTS ARISING UNDER OR WITH RESPECT TO, CALIFORNIA CIVIL CODE SECTION 1542 (OR ANY NEW YORK LAW EQUIVALENT) WHICH PROVIDES:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

12.    COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original.  All such counterparts, taken together, shall constitute but one and the same Amendment.  This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto.  This Amendment is a Loan Document and is subject to all the terms and conditions, and entitled to all the protections, applicable to Loan Documents generally.

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BN 7613274v5

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TELTRONICS, INC., a Delaware corporation

By:	/s/ Ewen R. Cameron
Name:	Ewen R. Cameron
Title:	President & CEO

WELLS FARGO CAPITAL FINANCE, INC., a California corporation, as Agent, Lender and Required Lender

By:	/s/Tiffany Ormon
Name:	Tiffany Ormon
Title:	Director

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Amendment Number Nine